Exhibit 99.1

Media Contact:

Margaret Kirch Cohen, +1 312-696-6383 or margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Don Phillips to Step Down as Head of Research for Morningstar, Haywood Kelly to Assume His Responsibilities in January 2014

CHICAGO, Oct. 8, 2013— Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that Don Phillips will be stepping down as head of the company’s Research group after the first of the year. Haywood Kelly, currently head of equity, credit, and structured credit research, will assume Phillips’ responsibilities as global head of Research, effective Jan. 1, 2014. Phillips will be a managing director and remain a member of the board of directors. Both Phillips and Kelly will report to Joe Mansueto, founder, chairman, and CEO.

Mansueto said, “Don is a great friend and colleague. He joined Morningstar as our first mutual fund analyst in 1986, two years after I started the company. His passion for investing is the same today as it was 27 years ago. Don has worked tirelessly over the years, traveling the world to serve as an advocate for investors and share our thought leadership, with the goal of helping them make better decisions. Don has built a strong research team, and feels the time is right to make this life transition. I’m thrilled that he will stay with the company and continue to work closely with Haywood, focusing on new research initiatives.”

Mansueto added, “Haywood is a 22-year veteran of Morningstar. He has led numerous key initiatives for us, including significantly expanding our equity research coverage, launching corporate credit ratings, and most recently, leading our structured credit unit. Haywood is a brilliant researcher and strong leader who is a natural fit for this role.”

Phillips said, “I’ve had a wonderfully rewarding career and believe passionately in Morningstar’s mission of helping investors. I’ve often said that, to me, Morningstar is a cause as well as a company. I told Joe that I’d like to step back, but I still want to contribute to Morningstar’s success. He has always been incredibly supportive, and this time was no exception. Our global research team is second to none. Haywood has done a terrific job with our equity, corporate credit, and structured credit teams and has overseen our fund research in the past. He’s an excellent choice for this role, and I look forward to continuing to work closely with him.”

Kelly, 44, was named head of equity research in 1998, served as head of equity and fund research from 2000 to 2008, and became head of equity and credit research in 2009. He has also served as editor of Morningstar StockInvestor® and interim president of Morningstar Credit Ratings, LLC. Most recently, he also took on responsibilities for Morningstar’s equity data area. He joined the company as a stock analyst in 1991. Kelly holds a bachelor’s degree in economics from the University of Chicago, where he graduated as a member of Phi Beta Kappa. He also holds the Chartered Financial Analyst® designation.

Phillips, 51, joined Morningstar in 1986 and soon became editor of its flagship print publication, Morningstar® Mutual Funds™, establishing the editorial voice for which the company is best known. He helped to develop the Morningstar Style Box™, the Morningstar Rating™, and other distinctive, proprietary Morningstar innovations that have become industry standards. Phillips has served in a variety of leadership roles at Morningstar and has been a member of the board of directors since 1999.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 433,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on nearly 10 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has approximately $166 billion in assets under advisement or management as of June 30, 2013. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; liability related to the storage of personal information about our users; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; the availability of free or low-cost investment information; and liability and/or damage to our reputation as a result of some of our currently pending litigation. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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